Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-166986, No. 333-176921 and No. 333-183648) and on Form S-3 (No. 333-176700, No. 333-188848 and No. 333-193582) of XPO Logistics, Inc. of our report dated February 26, 2014, with respect to the consolidated balance sheets of Pacer International, Inc. and subsidiaries as of December 31, 2013 and 2012, and related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the Form 8-K/A of XPO Logistics, Inc. dated May 23, 2014.

/s/ KPMG LLP

Columbus, Ohio

May 23, 2014